IMMEDIATE RELEASE                           April 28, 2005
         CONTACTS:
         Brent Larson,                               Tim Ryan,
         Vice President / CFO                        The Trout Group
         614 793 7500                                212 477 9007
--------------------------------------------------------------------------------

                    NEOPROBE ANNOUNCES FIRST QUARTER RESULTS
             First Quarter Device Sales Increase 20% Over Prior Year Business Update Provided and Conference Call Scheduled

      DUBLIN, Ohio--(BUSINESS WIRE)--April 28, 2005--Neoprobe Corporation (OTCBB:NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated operating results for the first quarter of 2005. First quarter results included net sales of devices of $1.5 million compared to $1.2 million for the first quarter of 2004. In addition, Neoprobe reported a net loss of $1 million or $0.02 per share compared to a loss of $589,000 or $0.01 per share for the comparable period in 2004. The net loss for the first quarter of 2005 included $453,000 in non-cash charges consisting primarily of interest and other charges related to the financing that was completed in December 2004 compared to total non-cash charges of $205,000 for the first quarter of 2004.

      Brent Larson, Neoprobe's Vice President, Finance & CFO, said, "Our first quarter device sales improved compared to the prior year due primarily to a slight strengthening in gamma device prices and increased extended service contract sales activity through our primary gamma device marketing partner. The improvement in sales prices and increased extended service contract sales, coupled with the impact of design improvements to our neo2000(R) gamma device line completed in early 2004, contributed to an overall increase in gross margins on device sales to 62% of net sales compared to 56% of net sales in the prior year."

      David Bupp, Neoprobe's President & CEO, said, "The feedback we are receiving from clinicians following the release of our redesigned Quantix/OR(TM) probe has been positive. Our efforts over the coming weeks and months related to the Quantix(R) product line are focused on reactivating and expanding our distributor network following the recent release of the redesigned system."

      Operating expenses during the quarter increased slightly over the prior year due primarily to increased development efforts related to Lymphoseek(TM) and the technology assessment of our activated cellular therapy (ACT) technology being conducted by our subsidiary, CIRA Biosciences, Inc. (CIRA Bio). Increases in development activities in these areas were offset by decreases in development expenses related to our device product lines and other development efforts compared to the prior year.

      Year-to-date milestones:

      -- Received 501(k) and CE Mark clearances to market redesigned Quantix/OR system

      -- Established corporate Investigational New Drug (IND) application for Lymphoseek and submitted multi-center clinical protocol and related materials to FDA under the IND

      -- Licensed methodology patents strengthening RIGS(R) intellectual property estate

      -- Expanded Lymphoseek license to cover photodynamic and ultrasound applications

      -- Received positive independent technology assessment of CIRA Bio's ACT platform

      Bupp continued, "Our activities in the first quarter have set the stage for what we believe will be an exciting year for Neoprobe on a number of fronts. Our strategy is to leverage our strong base business in medical devices as we advance our radiopharmaceutical and cellular therapy initiatives."

      Neoprobe's president and CEO, David Bupp, and vice president and CFO, Brent Larson, and Dr. John Ridihalgh, chief scientific officer of Neoprobe's subsidiary, CIRA Biosciences, Inc., will provide a business update and discuss the Company's first quarter 2005 results via a conference call scheduled for 11:00 AM EDT tomorrow, Friday, April 29, 2005. Participants may dial-in by calling 1-877-407-9205 from the United States and Canada or by calling 1-201-689-8054 internationally. A replay of the call will be available for one week by calling 1-877-660-6853 (PIN#150307) from the United States and Canada or by calling 1-201-612-7415 internationally.

      About Neoprobe

      Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek(TM) and RIGScan(R) CR. Neoprobe's recently formed subsidiary, CIRA Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

      Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its product, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

NEOPROBE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       March 31,    December 31,
                                                        2005            2004
                                                     (unaudited)
                                                     -----------     -----------
Assets:
Cash and cash equivalents                            $ 5,421,172     $ 9,842,658
Available-for-sale securities                          3,475,911              --
Other current assets                                   2,027,982       1,594,286
Intangible assets, net                                 2,419,369       2,519,109
Other non-current assets                               1,375,842       1,409,842
                                                     -----------     -----------
Total assets                                         $14,720,276     $15,365,895
                                                     ===========     ===========
Liabilities and stockholders' equity:
Current liabilities                                  $ 1,047,132     $ 1,009,936
Notes payable, net of discounts                        5,603,347       5,491,494
Warrant liability                                             --       2,560,307
Other liabilities                                        150,280         140,328
Stockholders' equity                                   7,919,517       6,163,830
                                                     -----------     -----------
Total liabilities and stockholders' equity           $14,720,276     $15,365,895
                                                     ===========     ===========

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Three Months Ended
                                                     March 31,       March 31,
                                                       2005            2004
                                                    (unaudited)     (unaudited)
                                                   ------------    ------------
Revenues:
   Net sales                                       $  1,465,887    $  1,225,617
   License revenue and other                                 --         200,000
                                                   ------------    ------------
      Total revenues                                  1,465,887       1,425,617
                                                   ------------    ------------
Cost of goods sold                                      563,323         540,142
                                                   ------------    ------------
Gross profit                                            902,564         885,475
                                                   ------------    ------------
Operating expenses:
   Research and development                             638,445         583,100
   Selling, general and administrative                  836,115         813,393
                                                   ------------    ------------
      Total operating expenses                        1,474,560       1,396,493
                                                   ------------    ------------
Loss from operations                                   (571,996)       (511,018)
Increase in warrant liability                          (142,427)             --
Other expenses, net                                    (288,348)        (77,559)
                                                   ------------    ------------
Net loss                                           $ (1,002,771)   $   (588,577)
                                                   ============    ============
Loss per common share:
   Basic                                           $      (0.02)   $      (0.01)
   Diluted                                         $      (0.02)   $      (0.01)
Weighted average shares outstanding:
   Basic                                             58,317,098      53,049,534